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                                                                   EXHIBIT 10.45
                                  May 14, 1993
203 E. Main Street
Spartanburg, S.C. 29319-0001
803-597-8000
Mr. Gregory M. Buckley
324 Trinity Lane
Oak Brook, Illinois 60521
Dear Greg:
     We are truly delighted you will join our company as TW Services' Senior
Vice President and Chief Operating Officer of Quincy's. This letter outlines the terms of our offer as we discussed today.
START DATE
     Effective June 1, 1993, you are on the TW payroll, with an expected arrival date of June 3, 1993. If you are able to start earlier, you will let me know. BASE SALARY
     Your annual base salary will be $225,000.00, to be paid monthly (on the 18th of each month or the nearest Thursday preceding the 18th via direct deposit).
ANNUAL INCENTIVE
     You are eligible for an annual incentive. Your level of participation is 75% of base salary at target EBITDA. This year, any payout will be prorated based on your length of time with the company. The attached letter outlines specifics of the plan.
STOCK OPTIONS
     Subject to ratification by the TWH Stock Option Committee, you will be granted 300,000 shares of TWH stock. Details of the plan will be provided to you after you join us.
BONUS BUYOUT
     To compensate for six months of bonus potential with your current employer, we will pay you $35,000.00 (grossed up for tax purposes) as soon as practical after you join us.
SIGNING BONUS
     We recognize that in making the transition from your current employer to our company, you are waiving a substantial amount in stock appreciation (to be realized February 1, 1994). To compensate for this, we will pay you $225,000.00, subject to normal withholding, as soon as practical after you join us. If you leave us voluntarily within the next year, you will reimburse us this amount. BENEFITS
     As outlined in the Benefits Summary you have previously received.

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Mr. Gregory M. Buckley
Page Two
May 14, 1993
RELOCATION
     We will provide relocation assistance as per the attached.
     Additionally, if you have not sold your home after six months, we will either extend duplicate house payments for an agreed to period of time or offer third party purchase.
OTHER
     For any vested options with your current employer, exercised after acceptance of our offer and before joining us, we will reimburse you for tax on the difference between exercise and grant price, up to 40% of the spread (grossed up for tax purposes). This will be paid to you in March 1994.
     If you are in agreement with these terms, please sign one copy of this letter and return to me.
     Greg, please know how happy we all are that you will be joining our team. We look forward to working with you and to welcoming you, Susan, and your daughters to Spartanburg.
     Please feel free to call if there are any questions. (Office: 803/597-8412; home : 803/587-6964)
                                         Sincerely,
                                         /s/ EDNA K. MORRIS
                                         Edna K. Morris
                                         Senior Vice President
                                         Human Resources
:dk
Attachments
AGREED AND ACCEPTED:
/s/ GREGORY M. BUCKLEY
Gregory M. Buckley
May 15, 1993